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[LETTERHEAD]

October 10, 1997


Mr. Alex Labak
233 Old Short Hills Road
Short Hills, New Jersey 07078

Dear Alex:

On behalf of Foundation Health Systems, Inc. I would like to confirm the final terms of our offer of employment for the position of Senior Vice President and Chief Marketing Officer. This document supersedes all previously distributed offer letters and addendums.

You will earn a monthly base salary of $29,167. You will also be eligible to participate in the Executive Incentive Program. Your incentive opportunity is based upon attainment of corporate and individual goals. Your incentive target will be 70 percent of your base annualized salary with a maximum potential of 105 percent of your base annualized salary. For calendar year 1997 your incentive payment will be pro-rated from your hire date. However, during your first eighteen months of employment, we will guarantee an incentive payment of 35 percent of your base annualized salary.

In response to the impact of forfeiting the incentive payment earned at your prior employer, we have committed that within thirty days of your start of employment, the company will pay to you a $175,000 engagement bonus. This engagement bonus is subject to normal payroll deductions. If you should voluntarily leave the employment of Foundation Health Systems within two years of your start date, for reason other than a substantial reduction in authority or responsibility, you would be required to repay to the company 1/24 ($7,291) of the engagement bonus for each full month that your department precedes your two year anniversary date with FHS. Following two full years of employment there will be no continuing requirement to make repayment to the company.

Additionally, we will pay to you $42,000 per year to replace aspects of the expatriate benefit program provided to you by your former employer. This payment will be grossed up by the company to cover the additional tax liability that you will incur as a consequence of the payment. Included within this payment are the costs related to an annual payment into the Austrian pension program and an educational allowance.

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PAGE TWO

As part of our long-term incentive program, we have agreed that you will participate in our stock option program. You will receive 175,000 options granted at the stock price at the close of business on your date of employment or $958,000 and $105,000 options granted at the stock price at the close of business on your date of employment. The stock options and/or cash payment will vest and/or be paid equally over a three year period with the exception that any outstanding portion of the $958,000 payment will be made in the case of involuntary termination for any reason other than cause.

You will be reimbursed up to $5,000 per year for expenses related to personal tax/financial planning. We will also fund the normal and reasonable expenses related to membership in a country club determined to be appropriate by you and Jay Gellert.

Foundation Health Systems offers an excellent benefits plan to the employees of our new company. This cafeteria style plan includes medical, vision, dental, life insurance, long-term and short-term disability protection, an employee assistant program, participation in our 401(k) Plan, and participation in our deferred compensation plan. In our 401(k) Plan, consistent with IRS regulations, the Company will match your contribution at $.50 for every dollar contributed up to six percent (6%) of your compensation. We have agreed that you will not be required to make an employee contribution to the cost of these benefits. Specific details of each benefit will be explained to you during orientation.

To cover the cost of your business related travel the company will provide a $1,000 per month automobile allowance. Additionally, we have agreed that you will annually accrue twenty-five days of personal time off under our PTO program.

As a key member of our management team, the company will provide relocation reimbursement according to company policy to cover the reasonable costs associated with your move. Generally, this reimbursement covers the expenses associated with the sale of a former residence, if any, and the expenses related to the purchase of a new residence. In addition, Human Resources will coordinate arrangements for the physical move of your household goods. Alex, I am available to discuss this relocation assistance and will make myself personally available to assist you whenever necessary.

Per corporate policy, should you voluntarily leave the Company prior to the completion of one years service, you would be obligated to reimburse to the Company fifty percent of the relocation assistance and engagement incentives offered to you with the exception of the $175,000 engagement bonus, which is covered under previously stated terms.

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PAGE THREE

Additionally, to assist you in meeting the additional tax liability that may result from your relocation, Foundation Health Systems will "gross up" those expenses not allowed by IRS regulations.

Foundation Health Systems will provide you with reasonable protection in the event of the termination of your employment without cause or a substantial reduction in authority or responsibility. In the event that your employment is terminated involuntarily, and without cause, or if you should incur a substantial reduction in authority or responsibility, you will be provided a severance package of one year of base salary in effect at that time. In the event of involuntary termination as a consequence of a change-of-control, or if you should incur a substantial reduction in authority or responsibility as a result of a change-of-control, you will be provided a severance package of eighteen months at your monthly base salary in effect at that time.

Should you leave the company involuntarily and without cause, we have agreed to cover the expense associated with relocating you and your family to a geographic location of your choice. Included in this relocation expense reimbursement is the cost to sell your place of residence and a guarantee of 95 percent of the original purchase price of the property. This assistance will be offset by any reimbursement that might be provided by a new employer to cover the same expenses.

We are jointly agreeing, through this letter, that your employment with Foundation Health Systems is voluntary, on both of our parts, and on an "employee-at-will" basis. While we both hope that our relationship will be a continuing one, we also agree that your employment is not for a fixed term, but is subject to termination by you or by Foundation Health Systems at any time for reasons which either party believes sufficient in its discretion.

The foregoing constitutes all of our agreements and understandings regarding your employment. There are no other oral or written agreements regarding your employment and no one else is authorized to make other arrangements. Nothing in this offer of employment, or in any oral or written policy of Foundation Health Systems, may be construed to create an expressed or implied contract or to impose further contractual obligations in connection with your employment.

Please acknowledge your acceptance of the terms of this contingent employment offer by signing and returning to myself or Jay Gellert, the duplicate confirmation letter at your earliest convenience, but, in any event, prior to your employment start date to be determined by yourself and Jay.

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PAGE FOUR

Alex, we are excited about you joining our management team and are confident that we can offer the professional challenge and career opportunity you are seeking. If you have any questions regarding the above information or if I can assist you in any way, please call me at (916) 631-5316.

Sincerely,

/s/ Dan Smithson

Dan Smithson
Senior Vice President
Corporate Human Resources

Acknowledgement:

       /s/ Alex Labak                               10/15/97
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        Signature                                   Date